MAJORITY SHAREHOLD CONSENT RESOLUTIONS

                         FIGHTON SUCCESSION CORPORATION
                                 TO BE KNOWN AS
                          KEY CARD COMMUNICATIONS, INC.
                                SEPTEMBER 5, 2001

     Each of the undersigned shareholders having specifically entered into a Waiver of Notice, hereby agree to an informal meeting between them as majority shareholders to pass and adopt certain shareholder resolutions for the corporation by Majority Shareholder Consent. Each of the undersigned further represent that collectively they hold and may vote in excess of fifty percent of the issued and outstanding shares of Fighton Succession Corporation to be known as Key Card Communications, Inc.

     The specific sharehold interest and percentage of issued and outstanding shares of each of the undersigned principal shareholders is as set-out below:

      Name               No. of Shares      Percentage of Issued and Outstanding
      ----               -------------      ------------------------------------

1.   B. Stephen May       8,500,000                         47.8%

2.   Cliff  Wildes          600,000                          3.3%

3.   Michael Rejbeni        800,000                          4.4%

4.

5.


                                   TOTAL

     The undersigned majority shareholders collectively agree that Fighton is in immediate need of appointment of directors who in turn should appoint principal officers to carry on various aspects of the reorganization and business resulting from the acquisition by Fighton Succession Corporation of its newly acquired sole operating subsidiary, Key Card Communications, Inc. Specifically, the undersigned majority shareholders agreed to consider and vote upon the following proposals:

1 Resolution to change the name of the public entity, Fighton Succession Corporation, to Key Card Communications, Inc.

2 Resolution electing a slate of nominee directors as approved by the undersigned majority shareholders and currently holding positions within Key Card Communications, Inc.


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3.   Resolution  providing  standby authority to Board of Directors and approval of any merger of the acquired operating subsidiary Key Card Communications, Inc., with a newly formed reorganization corporation in Nevada for the purpose of consolidating into a single merged entity the operating company (Key Card Communications, Inc.) with the parent company (Fighton Succession Corporation) t/b/k/a Key Card Communications, Inc. and concurrently approving merger with a reorganization entity formed in Nevada for the sole purpose of transferring the domicile of the reorganized corporation to Nevada. The undersigned shareholders understand this to be a "three way merger" for the purposes of consolidating operations and changing domicile, as generally described above, and may generically refer to such merger authority in these resolutions as a three way merger.

4. Enter an advisory resolution to the newly appointed Board of Directors to promptly appoint principal officers for the corporation and to retain experts as necessary to consider and complete as advisable the three way merger and to proceed further with filing of required public reporting documents under the Securities and Exchange Act of 1934 (34' Act) and to initiate and prepare an SB-2 Registration Statement for existing outstanding shares, as well as new capital to be raised as subsequently approved by the Board of Directors.

     After general and extensive discussion of each of the foregoing proposals and based upon advice of retained counsel for Key Card Communications, Inc. and the discussions with the existing Board of Directors of Key Card Communications, Inc., the following specific resolutions were adopted by Majority Shareholder Consent, with each of the undersigned voting affirmatively in favor of each of the resolutions:

     1.   RESOLVED  -  CHANGE  OF  NAME

          Fighton Succession Corporation shall change its name to Key Card Communications, Inc. with Articles to be filed of record and notice given as the Board of Directors shall determine necessary or appropriate. The name change shall occur either as part of a three way merger or continuation as parent and subsidiary as the Board may subsequently determine. In all events, if a parent/subsidiary continues then the name of the operating subsidiary shall likewise be changed to reflect such relationship.

     2.   RESOLVED  -  ELECTION  OF  DIRECTORS

          The undersigned majority shareholders hereby approve and elect the following as the initial three directors of Fighton Succession Corporation:

     1.   B.  Stephen  May

     2.   Marcia  Bates


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     3.   Michael  Rejbeni

          It is further resolved, as an advisory matter, that the newly appointed directors should immediately meet and appoint principal officers to act for and on behalf of the corporation and to carry out, among day-to-day business matters, the other resolutions adopted herein.

     3.   RESOLVED  -  STANDBY  MERGER  AUTHORITY

          The undersigned majority shareholders hereby approve and ratify standby authority for a three way merger of the company such that the acquired operating subsidiary, Key Card Communications, Inc., would be merged into the above named parent company Fighton Succession Corporation and a third concurrent merger will occur to change its domicile to the State of Nevada through a newly formed merger vehicle in that jurisdiction with the resulting single public entity to by known as Key Card Communications, Inc., a Nevada corporation. The undersigned majority shareholders further agree and consent that should the newly appointed Board of Directors approve that the company may exist and operate on an interim or permeant basis as Key Card Communications, Inc. with the acquired operating subsidiary, the subsidiary should be known as Key Card Communications Operating Company, Inc. or some reasonable derivation of such name.

          The undersigned majority shareholders also understand and agree that the Board of Directors may deem it necessary or advisable to call a shareholder meeting for approval of any such merger.

     4.   RESOLVED  -  ADVISORY  MATTERS

          The undersigned principal shareholders further enter an advisory resolution and request the Board of Directors to promptly complete all security act filings required incident to the recent reorganization of the company with Key Card Communications, Inc., to complete all 34' Act filings and to commence work on a SB-2 Registration of presently issued and outstanding shares as well as additional shares to raise further capital as the Board of Directors may subsequently determine. The undersigned majority shareholders further understand and agree that the Board of Directors will allocate funding for such endeavors and shall retain legal counsel, auditors and other experts necessary to complete such filings and registrations.

     There being no further business to come before the special shareholders meeting the meeting was adjourned and the foregoing resolutions were unanimously approved by the undersigned shareholders.


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     Done the day and date first above written.


MAJORITY  SHAREHOLDERS:



-------------------------------
B.  Stephen  May


-------------------------------
Cliff  Wildes


-------------------------------
Michael  Rejbeni


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